EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11139, 333-57643, 333-57641, 333-85247, 333-48672, 333-48670, 333-67158, 333-100541, 333-107019, 333-117498 and 333-119776) of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedule of Boston Communications Group, Inc., Boston Communications Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Boston Communications Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 6, 2006